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                                                                     Exhibit 2.1

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                            STOCK PURCHASE AGREEMENT

                                FOR THE STOCK OF

                            ARISTA INSURANCE COMPANY

                                 BY AND BETWEEN

                       DELTA DENTAL PLAN OF INDIANA, INC.

                                       AND

                             ARISTA INVESTORS CORP.

                            DATED AS OF JUNE 15, 2001

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                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 15th day of June, 2001, by and among DELTA DENTAL PLAN OF INDIANA, INC., an Indiana non-profit corporation ("Buyer"), and ARISTA INVESTORS CORP., a New York corporation ("Seller") (together, the "Parties").

                                   WITNESSETH

                  WHEREAS, Seller owns all 200 issued and outstanding shares of common stock, par value $1,000.00 per share (the "Shares"), of ARISTA INSURANCE COMPANY, an insurance company organized, existing and licensed to write health insurance under the laws of New York (the "Company"); and

                  WHEREAS, in accordance with the terms and conditions of this Agreement, Buyer desires to purchase the Shares from Seller and Seller desires to sell the Shares to Buyer;

                  NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, do hereby covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  1.1 CERTAIN DEFINED TERMS. As used herein, the following terms shall have the following respective meanings (all terms defined in this Section
1.1 or in other provisions of this Agreement in singular shall have the same meanings when used in the plural and VICE VERSA):

                  "AFFILIATE" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

                  "AGREEMENT" shall have the meaning as set forth in the introductory paragraph.

                  "ANNUAL STATUTORY STATEMENTS" means the annual financial statements of the Company prepared in accordance with statutory accounting principles applicable to the Company and as filed with the New York Department of Insurance for the years ended December 31, 1998, 1999 and 2000, in each case including all exhibits, interrogatories, notes and schedules thereto and any auditor's report, actuarial opinion, affirmation or certification filed in connection therewith.

                  "ASSUMPTION DATE" shall have the meaning as set forth in
Section 6.3.

                  "BUSINESS DAY" shall mean a day on which banks in the State of Indiana are open for business.


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                  "BUYER" shall have the meaning as set forth in the
introductory paragraph.

                  "BUYER'S AGENTS" shall have the meaning as set forth in
Section 8.1.

                  "CERTIFICATE OF AUTHORITY" shall mean the license, permit or authorization issued by the State of New York authorizing the Company to transact the business of insurance in New York.

                  "CLOSING" shall have the meaning as set forth in Section 4.1.

                  "CLOSING DATE" shall have the meaning as set forth in Section 4.1.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY" shall have the meaning as set forth in the first recital.

                  "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  "DOLLARS" OR "$" shall mean lawful money of the United States of America.

                  "FINAL CLOSING BALANCE SHEET" shall mean an unaudited balance sheet of the Company as of the Closing Date prepared in accordance with statutory accounting principles by the Company or Seller and accepted by Buyer.

                  "FINANCIAL STATEMENT" shall have the meaning as set forth in
Section 6.8.

                  "GAAP" shall mean generally accepted accounting principles in effect in the United States of America, consistently applied from reporting period to reporting period.

                  "HOLDING COMPANY SYSTEM" means any holding company system within the meaning of New York Insurance Law ss. 1501 of which Company is a member.

                  "INDEMNIFIED PARTY" shall have the meaning as set forth in
Section 11.4.

                  "INDEMNIFYING PARTY" shall have the meaning as set forth in
Section 11.4.

                  "INVESTMENT PORTFOLIO" means the assets of the Company listed on the "Investment Portfolio Schedule" attached hereto and incorporated herein, which "Investment Portfolio Schedule" shall be updated by the Seller as of the Closing Date.

                  "LAW" means any law (including common law), constitution, statute, treaty, regulation, code, ordinance, order, injunction, writ, decree, or award of any Official Body.


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                  "LIEN" shall have the meaning as set forth in Section 2.1.

                  "MATERIAL" or "MATERIALLY" shall mean a reduction of more than Twenty-Five Thousand Dollars ($25,000.00) in the Company's total assets (excluding its Certificate of Authority), and with respect to the Company's Certificate of Authority, the loss (by surrender, suspension or revocation) of, or any restriction on the Company's ability to write health insurance in New York under, the Company's New York Certificate of Authority.

                  "OFFICIAL BODY" means any government or political subdivision, or any administrative agency, authority, bureau, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case, whether foreign or domestic.

                  "PARTIES" shall have the meaning as set forth in the introductory paragraph.

                  "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, or other legal entity.

                  "PRE-CLOSING BUSINESS" means all of the Company's activities prior to the Closing, including all insurance policies or insurance contracts issued by the Company prior to the Closing Date and any policies or contracts that the Company is required by law to continue or renew beyond the Closing Date.

                  "PRE-CLOSING BUSINESS LIABILITIES" shall have the meaning as set forth in Section 12.1(a).

                  "PRELIMINARY CLOSING BALANCE SHEET" shall have the meaning as set forth in Section 3.1.

                  "PURCHASE PRICE" shall have the meaning as set forth in
Section 3.1.

                  "QUARTERLY STATUTORY STATEMENT" means the Quarterly Statement of the Condition and Affairs of the Company, when filed with the New York Department of Insurance, for the quarterly periods ended September 30, 2000, and all subsequent quarterly periods for which quarterly financial statements are required which end prior to the Closing Date.

                  "REQUIRED DISCLOSURES" shall have the meaning as set forth in
Section 13.1.

                  "SAP" means, with respect to a reinsurance or insurance company, the statutory accounting procedures and practices prescribed or permitted from time to time or as of a specified date (as the context requires) by the New York Department of Insurance and applied in a consistent manner throughout the periods involved.

                  "SELLER" shall have the meaning as set forth in the introductory paragraph.

                  "SHARES" shall have the meaning as set forth in the first recital.


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                  "SUBSIDIARY" or "SUBSIDIARIES" of any Person means any
corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or their governing body of such corporation or other legal entity.

                  "TAX RETURNS" shall have the meaning as set forth in Section 6.11(a).

                  "TAXES" shall have the meaning as set forth in Section
6.11(a).

                  1.2 ACCOUNTING TERMS AND DETERMINATIONS.

                  (a) Except as otherwise expressly provided herein, (i) all accounting terms used herein, (ii) all financial statements and certificates and reports as to financial matters required to be delivered to a Party (unless the Parties agree otherwise in writing), and (iii) all calculations for purposes of this Agreement shall be interpreted, prepared, and made in accordance with SAP.

                  (b) To enable the making of consistent calculations for the purposes of this Agreement, the Company shall not change the last day of its fiscal year from December 31.

                                   ARTICLE II
                                  SALE OF STOCK

                  2.1 PURCHASE AND SALE OF STOCK. On the terms and subject to the conditions of this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Shares free and clear of any and all claims, charges, security interests, liens, pledges, options, puts, calls, encumbrances, rights, restrictions or other agreements of any kind whatsoever, recorded or unrecorded ("Liens").

                  2.2 INSTRUMENTS OF CONVEYANCE AND TRANSFER. At the Closing, Seller shall deliver to Buyer (i) stock certificates evidencing the Shares duly endorsed to Buyer or accompanied by stock powers duly executed in favor of Buyer, in proper form for transfer, and (ii) other good and sufficient instruments of conveyance and assignment, reasonably satisfactory in form and substance to Buyer and sufficient to vest in Buyer all of Seller's right, title and interest in and to the Shares, free and clear of all Liens.

                  2.3 OTHER DOCUMENTS. At the Closing, Seller and Buyer shall deliver to each other the certificates and other documents described in Articles IX and X.


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                                   ARTICLE III
                          CONSIDERATION FOR THE SHARES

                  3.1 PURCHASE PRICE. As consideration for the Shares, Buyer agrees to pay Seller Three Hundred Thousand Dollars ($300,000) plus an amount equal to the Company's capital and surplus as of the Closing Date (together, the "Purchase Price"). The Purchase Price shall be calculated based on an estimate of the statutory capital and surplus of the Company as of the Closing Date using a projected balance sheet prepared by Seller or the Company in accordance with SAP and dated as of the Closing Date and delivered to Buyer not less than five days prior to the Closing Date (the "Preliminary Closing Balance Sheet").

                  3.2 PAYMENT OF PURCHASE PRICE. On the Closing Date, Buyer shall deliver to Seller the Purchase Price in immediately available funds by wire transfer to an account designated by Seller in writing at least two (2) Business Days prior to Closing.

                  3.3 PURCHASE PRICE ADJUSTMENT. Not later than thirty (30) days after the Closing Date, Seller shall begin to calculate the Purchase Price based on the actual statutory capital and surplus of the Company shown on the Final Closing Balance Sheet. Upon Seller's request, Buyer shall provide Seller with all books, records, documents and any other information in its possession that Seller reasonably determines is necessary to prepare and complete the Final Closing Balance Sheet. Within sixty (60) days after the Closing Date, Seller shall provide to Buyer the Final Closing Balance Sheet and the underlying documentation to enable Buyer to validate the Final Closing Balance Sheet. The Buyer shall notify the Seller of any disagreement with the Final Closing Balance Sheet no later than fifteen (15) days after Buyer's receipt of the Final Closing Balance Sheet. If Buyer does not deliver such notice to Seller within the fifteen (15) day period, the Final Closing Balance Sheet shall be deemed final for purposes of this Section. If Buyer delivers such notice to the Seller, Buyer and Seller shall work together in good faith to resolve the dispute prior to the ninetieth (90th) day following the Closing Date. In the event Seller and Buyer are unable to agree on the Final Closing Balance Sheet within ninety (90) days after the Closing, Seller and Buyer shall retain an independent, nationally recognized and mutually acceptable accounting firm to determine the Final Closing Balance Sheet. The fees of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer shall abide by the decision of the accounting firm, which shall be final and binding on both parties. If the actual capital and surplus of the Company determined from the Final Closing Balance Sheet or by the accounting firm, whichever applies, is greater than the capital and surplus of the Company determined from the Preliminary Closing Balance Sheet, Buyer shall pay such excess to Seller. If the actual capital and surplus of the Company determined from the Final Closing Balance Sheet or by the accounting firm, whichever applies, is less than the capital and surplus of the Company determined from the Preliminary Closing Balance Sheet, Seller shall pay such difference to Buyer. Any payment due under this Section shall be made within fifteen (15) days after the earlier of the date (i) the Final Closing Balance Sheet becomes final, (ii) the parties' mutually agree to the Final Closing Balance Sheet, or (iii) written notice of the accounting firm's decision. Notwithstanding any provision of this Agreement to the contrary, the agreement of the parties or the determination of the mutually acceptable accounting firm with respect to the Final Closing Balance Sheet shall under no circumstances be deemed to constitute a bar or limitation on the right of either party to recover fully from the other party for the other party's breach of any warranty, representation or covenant made in this Agreement merely because such warranty,


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representation or covenant is related to the information or documents used in completing the Final Closing Balance Sheet.

                                   ARTICLE IV
                                     CLOSING

                  4.1 CLOSING. The closing for the transactions contemplated by this Agreement (the "Closing") shall take place at Seller's offices located at 116 John Street, New York, New York, at 10:00 a.m. local time, on the fifth Business Day after the date on which all of the conditions set forth in Articles IX and X are satisfied or waived, or at such other date, time, and place as the Parties shall agree; PROVIDED, however, that Closing may not occur until the New York Department of Insurance has either approved in writing Buyer's purchase of the Shares or such transaction is deemed approved pursuant to New York Insurance Law ss.1506. The date on which the Closing takes place shall be the "Closing Date."

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Seller as follows:

                  5.1 ORGANIZATION; POWER; GOOD STANDING. Buyer is a non-profit corporation duly organized and validly existing under the laws of Indiana and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted, to enter into this Agreement and all other agreements and instruments it is required to execute and deliver pursuant hereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

                  5.2 AUTHORITY RELATIVE TO AGREEMENT. Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and effectively authorized and ratified by all necessary corporate action by Buyer. This Agreement has been duly executed by Buyer and is a valid and legally binding obligation of Buyer enforceable in accordance with its terms except as the same may be limited or otherwise affected by applicable bankruptcy, insolvency, receivership, reorganization, rehabilitation or other laws affecting creditors' rights or contractual obligations generally or by the exercise of judicial discretion and general principles of equity, whether applied by a court of law or in equity.

                  5.3 EFFECT OF AGREEMENT. Except for the filings with and approvals by the New York Superintendent of Insurance required pursuant to New York Insurance Law ss. 1506, Buyer's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) require the consent, approval or authorization of, notice to, action by or filing with, any Person or Official Body or (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of Law applicable to Buyer that would have a material adverse effect on the Buyer's ability to perform its obligations under this Agreement.


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                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Subject to the qualifications set forth in the Disclosure Schedules attached hereto, Seller hereby represents and warrants to Buyer as follows:

                  6.1 ORGANIZATION; POWER; GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own the Shares and to enter into this Agreement and all other agreements and instruments it is required to execute and deliver pursuant hereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

                  6.2 INCORPORATION AND QUALIFICATION OF THE COMPANY.

                  (a) The Company:

                           (i) Is an insurance company duly organized and
                  validly existing under the laws of New York holding a New York Certificate of Authority authorizing it to conduct the business of accident and health insurance in New York as specified in paragraph 3(i) of Section 1113 of the New York Insurance Law;

                           (ii) Has filed when due (or prior to the expiration
                  of any extensions of time granted to the Company) all filings and/or statements required to be filed with the New York Department of Insurance or the New York Superintendent of Insurance; and

                           (iii) Has all requisite corporate power and authority
                  to own, lease and operate its properties and to carry on its business as now being conducted.

                  (b) Seller has delivered to Buyer true and complete copies of the Company's Articles of Incorporation and Bylaws in effect on the date hereof, which Articles of Incorporation and Bylaws shall be true and correct as of the Closing Date.

                  6.3 NO EXISTING BUSINESS. All of the insurance policies or contracts issued by the Company have been completely transferred to Guardian Life Insurance Company via an Assumption Reinsurance Agreement effective as of July 1, 1998 (the "Assumption Date") or have been terminated without any continuing liability of the Company, the Company has not issued any policies or contracts of insurance since the Assumption Date, and the Company has no policies or contracts of insurance in-force or effective as of the date of this Agreement and will have no such policies or contracts of insurance in-force or effective as of the Closing Date.


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                  6.4 CAPITAL STOCK AND SUBSIDIARIES OF THE COMPANY.

                  (a) The Shares constitute all the authorized, issued and outstanding shares of capital stock of the Company. The Company has no authorized but unissued shares of capital stock or any other class of capital stock, equity security, preferred stock, bonds, debentures, notes, debt instruments, evidence of indebtedness or other securities of any kind in the Company that are authorized or outstanding. The Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of any preemptive rights. As of the date hereof, there is no, and as of the Closing Date there will be no, (i) option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever obligating the Company to issue any additional shares of common stock or any securities convertible into or evidencing the right to subscribe for any shares of its common stock; or (ii) voting trust or any other agreement or understanding with respect to the voting common stock of the Company.

                  (b) The Company (i) has no Subsidiaries and (ii) does not own, directly or indirectly, by contract, proxy or otherwise, alone or in combination with any other Person, any material interest or investment (whether equity or debt) in any Person.

                  6.5 AUTHORITY RELATIVE TO AGREEMENT. Seller's execution, delivery and performance of this Agreement have been duly and effectively authorized by all necessary corporate action by Seller. This Agreement has been duly executed by Seller and is a valid and legally binding obligation of Seller enforceable in accordance with its terms except as the same may be limited or otherwise affected by applicable bankruptcy, insolvency, receivership, reorganization, rehabilitation or other laws affecting creditors' rights or contractual obligations generally or by the exercise of judicial discretion and general principles of equity, whether applied by a court of law or in equity.

                  6.6 EFFECT OF AGREEMENT. Except for the filings with and approvals by the New York Superintendent of Insurance required pursuant to New York Insurance Law ss. 1506, Seller's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not:

                  (a) Require the consent, approval or authorization of, notice to, action by or filing with, any Person or Official Body;

                  (b) Violate, with or without the giving of notice or the passage of time, or both, any provisions of Law applicable to Seller or the Company that would have a material adverse effect on the Seller's ability to perform its obligations under this Agreement; or

                  (c) With or without the giving of notice or the passage of time, or both, conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate the performance or maturity of, or result in the creation of any Lien upon any of the Shares or any of the Company's assets pursuant to any corporate charter, bylaw, indenture, mortgage, deed of trust, lease, contract, note, bond, license, franchise, permit or other grant of authority, agreement or other instrument, or any order, judgment, award, decree, statute, ordinance, regulation or


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         any other restriction of any kind or character, to which Seller or the
         Company is a party, or by which Seller, the Company, any of the Shares, or any property of the Company may be bound.

                  6.7 SHARE OWNERSHIP.

                  (a) Seller is beneficially and of record the legal owner, free and clear of any Liens, of the Shares. Seller, on the Closing Date, will convey to Buyer good and marketable title to the Shares free and clear of all Liens, and Seller has the absolute right to sell, assign, transfer, and deliver the same to Buyer. Upon the sale of the Shares to Buyer, Buyer will acquire legal and equitable and good and marketable title to the Shares, free and clear of all Liens and will be entitled to all rights of a holder of the Shares.

                  (b) There are no contracts, agreements, arrangements, commitments, understandings, rights of first refusal or options, whether written or oral, express or implied, other than this Agreement, relating to a sale, assignment, conveyance, transfer or delivery of any of the Shares.

                  6.8 FINANCIAL STATEMENTS. Seller has delivered to Buyer true and complete copies of the Company's Annual Statutory Statements and will deliver immediately upon filing true and complete copies of the Quarterly Statutory Statements filed with the New York Department of Insurance after the date hereof (collectively, the "Financial Statements"). Each of the Financial Statements was or will be prepared in accordance with SAP consistently applied throughout the periods involved and in accordance with the books and records of the Company and presents fairly the Company's statutory financial position, operations, and cash flows for the respective periods then ended, except that the Quarterly Statutory Statements are subject to normal recurring year-end adjustments. Each of the Financial Statements (a) complies in all material respects with the New York Insurance Law, (b) was complete and correct in all material respects when filed, and (c) was filed with or submitted to the New York Department of Insurance in a timely manner on forms prescribed or permitted by the New York Department of Insurance. No Material deficiency has been asserted with respect to any of the Financial Statements by the New York Department of Insurance or any other Official Body. The Company has no debts, obligations (including obligations as a guarantor, insurer, or reinsurer), or liabilities of any nature except as reported in the Financial Statements.

                  6.9 UNDISCLOSED ASSETS AND LIABILITIES. The Company has no assets or liabilities not disclosed in the Financial Statements. There were, as of the date of the Financial Statements, no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, whether or not such liabilities or obligations would have been required to be disclosed on a balance sheet prepared in accordance with SAP or GAAP. There is no known basis for, as of the date of the Financial Statements, any assertion against the Company of any claim or liability of any nature in any amount not fully disclosed in the Financial Statements. All assets disclosed in the Financial Statements are owned by the Company free and clear of all liens, encumbrances, security interests and charges, although some assets are held in custodial accounts in satisfaction of the requirements imposed on the Company by the New York Insurance Law.


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                  6.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. The Company has not
since September 30, 2000:

                  (a) Solicited, negotiated, agreed to issue, issued, or renewed an insurance policy or contract;

                  (b) Incurred any obligation or liability (contingent or otherwise), other than obligations or liabilities, the performance of which will not, individually or in the aggregate, have a Material adverse effect on the Company's financial condition or results of operations;

                  (c) Discharged or satisfied any Lien or paid any Material obligation or liability (contingent or otherwise);

                  (d) Made any Material additions to or sold, assigned, transferred, conveyed, leased or otherwise disposed of or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any of its Material tangible or intangible assets or properties;

                  (e) Canceled or compromised any Material debt or claim;

                  (f) Waived or released any of its material rights;

                  (g) Disposed of, transferred, granted or allowed to lapse any of its rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, or copyrights, or with respect to any know-how;

                  (h) Made or granted any wage or salary increase or entered into any employment contract with any director, officer, or employee;

                  (i) Entered into any transaction, contract, or commitment;

                  (j) Made or committed to make any charitable contribution;

                  (k) Entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties, or rights;

                  (l) Paid any expenses of, or made any advances to, any Affiliate or incurred any liabilities to, or otherwise become indebted to, any Affiliate;

                  (m) Mortgaged, pledged, or subjected to any Lien any of its assets or properties (whether tangible or intangible);

                  (n) Suffered any Material casualty loss, destruction, or damage, whether or not such loss, destruction, or damage shall have been covered by insurance;


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                  (o) Suffered any Material adverse change in its operations, assets, liabilities, properties, business or in its or their condition, financial or otherwise;

                  (p) Declared any dividend or made any payment or other distribution in respect of its capital stock to its shareholders;

                  (q) Purchased, redeemed, issued, sold or otherwise acquired or disposed of any of its shares of capital stock, any evidence of its indebtedness, or other of its securities or granted any options, warrants or other rights to purchase or convert any obligation into any shares of capital stock, evidence of indebtedness, or other securities of the Company;

                  (r) Engaged in any forward selling or granted any unusual credit or other sales terms to customers;

                  (s) Introduced any material change with respect to the operation of its business, including its method of accounting;

                  (t) Hired any employees or through negotiations or otherwise, made any commitment or incurred any Material liability to any labor organization;

                  (u) Amended its Articles of Incorporation or Bylaws from the versions provided to Buyer, merged with or into or consolidated with any other entity, voluntarily or involuntarily dissolved or liquidated (other than the Company's adoption of a plan of complete liquidation for tax purposes under Section 332 of the Code as described in section
         14.12 of this Agreement, which does not terminate the Company's corporate existence or impact its New York Certificate of Authority), or changed or agreed to change in any manner the rights of its outstanding common stock or the character of its principal business;

                  (v) Entered into any transactions with any Affiliate or any other entity on a non-arm's-length basis other than those referenced in
         (h) and (i) above;

                  (w) Settled or agreed to settle any claim, action, suit, proceeding or investigation other than in the ordinary course of business;

                  (x) Entered into any Material contract with any Official Body;

                  (y) Made any capital expenditures or commitments for capital expenditures;

                  (z) Terminated, amended, failed in any material respect to perform obligations under, or suffered the occurrence of any default under any Material contract, lease, agreement or license;


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                  (aa) Made any Material revaluation of any assets or Material write down of the value of any inventory; or

                  (bb) Incurred, assumed, become subject to, or agreed to incur, assume or become subject to, any liability under or in respect of any guarantee or endorsement, other than endorsements of notes, bills or checks presented to banks for collection or deposit in the ordinary course of business.

                  6.11 TAX MATTERS.

                  (a) All federal, state, local, and foreign income, premium, gross income, gross receipts, excise, property, sales, use, franchise, payroll, informational and other tax returns and reports of the Company and the affiliated group (as defined in the Code) of which the Company was a member (collectively, the "Tax Returns") have been timely filed (including pursuant to extensions) with the appropriate Official Bodies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect in all material respects the taxes of the Company and its affiliated group for the periods covered thereby (the "Taxes"). All federal, state, local, and foreign income, excise, property, sales, use, franchise, and payroll Taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions that are due from the Company with respect to the periods covered thereby have been properly paid as and when due.

                  (b) Since November 1, 1992, the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is the Seller.

                  (c) The Company has not received any notice, assessment, or proposed assessment by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns which would have a Material effect on the Company or its tax liability, and there are no pending tax examinations of any Tax Returns nor claims in respect of the Tax Returns asserted against the Company or its properties. There has been no intentional disregard of any applicable statute, regulation, rule, revenue ruling or revenue procedure in the preparation of any Tax Return applicable to the Company.

                  (d) There are no tax Liens on any of the assets or properties of the Company, except for Liens for current Taxes not yet due and payable. To the best of Seller's knowledge, there is no basis for any additional assessment of any Taxes, penalties, or interest with respect to the Company. The Company has not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes, which waiver or consent is currently in effect, and the Company does not have any liability for the Taxes of any Person other than the Company under (i) Reg. ss.1.1502-6 under the Code (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                  (e) The Company has accrued on its books and records, in accordance with GAAP, reserves adequate to pay all material Taxes not yet due and payable.

                  (f) The Company has complied in all material respects with the provisions of the Laws of each Official Body having jurisdiction over the Company's operations as such laws relate to the payment, withholding, and reporting of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Official Bodies all amounts required in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (g) Seller has made available to Buyer copies of all relevant Tax Returns requested by Buyer.

                  (h) Neither Seller nor Company have granted any powers of attorney to any person with respect to the Company relating to any Tax for any taxable period.

                   6.12 NO MATERIAL CONTRACTS. The Company is not a party to any contract that is Material to the Company's ability to transact the business of insurance. DISCLOSURE SCHEDULE 6.12 lists all contracts to which the Company is a party. The Company shall, and the Seller shall cause the Company to, terminate all such contracts without any continuing or future liability to the Company prior to the Closing Date.

                   6.13 LITIGATION. There are no claims, actions, suits, proceedings, investigations, labor grievances, or arbitrations pending or threatened against the Company, its officers or directors (in their capacities as such), or its assets in law or equity; nor does Seller know of any facts that would provide a basis for any such claim, action, suit, proceeding, investigation, labor grievance, or arbitration, and the Company is not subject to any judgment, order, or decree in any lawsuit, judicial or administrative proceeding, or arbitration, which may have an adverse effect on its business practices or on its ability to acquire any property or conduct business as currently being conducted.

                   6.14 INTELLECTUAL PROPERTY RIGHTS. There are no trade names, trademarks, copyrights, registrations, patents, applications, technical information, data, blueprints, drawings, computer hardware and software (other than hardware and software generally available in the market), manufacturing procedures, process and the like used or held by the Company .

                   6.15 INSURANCE. All insurable assets of the Company belonging to or used in its businesses are insured for the Company's benefit against those risks, in those coverage amounts, and for those periods of time set forth on the insurance summary contained on DISCLOSURE SCHEDULE 6.15.

                   6.16 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. Seller shall cause the Company to pay all accounts payable and recover all accounts receivable prior to the Closing Date. Seller shall reimburse the Company to the full extent that any accounts receivable included on the Final Closing Balance Sheet are not collected within 60 days of the Closing Date, and the Company shall assign its rights to such accounts receivable to Seller. If the accrued value on the Final Closing Balance Sheet of any such accounts payable or accounts receivable differ from the actual amounts paid or received by the Company, the parties shall adjust the amounts due accordingly.

                  6.17 PERMITS AND LICENSES.

                  (a) Excluding the insurance license discussed in subsection
(b), the Company has all governmental licenses, permits, and authorizations necessary to carry on the business it now conducts (collectively, the "Permits"), and all such Permits are valid and in full force and effect, except for such Permits the absence of which, individually or in the aggregate, would not adversely effect the Company's business.

                  (b) Except as disclosed on DISCLOSURE SCHEDULE 6.17(B), all reports, statements, documents, registrations, filings and submissions to the New York Department of Insurance and other state insurance regulatory authorities complied in all material respects with applicable law in effect when filed, and no deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied. Seller represents and covenants that, except as described in Section 6.2(a), neither it nor the Company has taken or omitted, or will take or omit, any action adversely affecting or otherwise causing a termination or cancellation of its Certificate of Authority prior to, concurrent with, or following the transfer of the Shares to Buyer.

                  6.18 COMPANY'S MINUTE BOOKS, STOCK BOOK, OFFICERS AND DIRECTORS. The minute books of the Company, which have been made available to Buyer for its inspection, contain true and complete records of all meetings and consents in lieu of meetings of the Company's Board of Directors (and any committee thereof) and shareholders since incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings. The Company's stock book, which has been made available to Buyer for its inspection, is true and complete. Attached as DISCLOSURE SCHEDULE 6.18 is a true and correct list of the officers and directors of the Company as of the date of this Agreement, and none of such officers or directors shall have resigned from the Company prior to the Closing Date.

                  6.19 COMPLIANCE WITH APPLICABLE LAW. The conduct of the Company's business does not violate (a) the terms of the Company's Articles of Incorporation or Bylaws, (b) any applicable domestic or foreign Laws, or (c) any right or patent, trademark, trade name, copyright, know-how or other proprietary right of third parties.

                  6.20 ADVERSE AGREEMENTS; NO ADVERSE CHANGE.

                  (a) The Company is not a party to nor subject to any agreement, instrument, charter or other corporate restriction, judgment, order, writ, injunction, decree, rule or regulation that adversely affects the Company or its business operations, prospects, assets or condition, financial or otherwise.

                  (b) Since September 30, 2000, there has not been any Material adverse change in, nor any development materially adversely affecting, the Company's business, assets, financial position or results of operations (including, without limitation, any fire or other casualty loss to any of the assets or properties of the Company).

                  6.21 AGENTS. The Company does not have any contracts or other arrangements with a managing general agent, third party administrator, broker, intermediary, agent, or other kind of producer.

                  6.22 EMPLOYEES. The Company has not had any employees since February 5, 1999, and will have no employees as of the Closing Date.

                  6.23 REINSURANCE. Except as disclosed on DISCLOSURE SCHEDULE 6.23, for which no premium will be due after Closing, the Company is not a party to any reinsurance or retrocession contract, either as a cedant or reinsurer.

                  6.24 BROKERAGE. Seller represents and warrants to Buyer that Seller shall discharge without any obligation on the part of Buyer any and all obligations or liabilities in connection with this Agreement or the transactions contemplated hereby owed to Mergers & Acquisitions. Seller also represents and warrants to Buyer that, other than the obligations to Mergers & Acquisitions that Seller shall satisfy and discharge, Seller has not incurred any obligations or liabilities, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Seller agrees to indemnify and hold Buyer harmless against and in respect of any such obligations or liabilities based in any way on agreements, arrangements or understandings claimed to have been made by Seller with any third party and not disclosed herein.

                  6.25 CAPITALIZATION AND SURPLUS REQUIREMENTS. Seller represents and warrants that Seller will cause the Company to maintain not less than the minimum statutory capitalization and surplus requirements necessary to retain the Certificate of Authority issued to it by the New York Department of Insurance.

                                   ARTICLE VII

                                   TERMINATION

                  7.1 TERMINATION. This Agreement may be terminated at any time before the Closing:

                  (a) By mutual consent of Buyer and Seller;

                  (b) By Buyer upon written notice of termination of its obligation to consummate the transaction delivered to Seller, if Buyer has determined that there has been any Material breach, individually or in the aggregate, of any representation, warranty, or covenant of Seller, stating in particularity the default or defaults on which the notice is based; PROVIDED that Seller shall, after receipt of such notice, have 30 days in which to cure such breach and, if so cured, Buyer shall, for that reason, have no right to terminate this Agreement;

                  (c) By Seller upon written notice of termination of its obligation to consummate the transaction delivered to Buyer, if Seller has determined that there has been any Material breach, individually or in the aggregate, of any representation, warranty, or covenant of Buyer, stating in particularity the default or defaults on which the notice is based, PROVIDED, that Buyer shall, after receipt of such notice, have 30 days in which to cure such breach and, if so cured, Seller shall, for that reason, have no right to terminate this Agreement;

                  (d) By either Party, upon written notice of termination to the other Party, if (i) the New York Department of Insurance has not approved Buyer's purchase of the Shares within 90 days after Buyer filed its Form A Statement or (ii) Buyer's purchase of the Shares has not been statutorily deemed approved during such time. The right to terminate this Agreement under this subsection shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the New York Department of Insurance's failure to approve the purchase within the 90 days or prevented the purchase from being statutorily deemed approved within the 90 days.

                  7.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to subsections (a) or (d) of Section 7.1, such termination shall be without liability of either Party, or any director, officer, employee, agent, consultant or representative of such Party, to the other Party, except as specifically provided in this Agreement. If this Agreement is terminated pursuant to subsections (b) or (c) of Section 7.1, the rights and remedies granted hereby are cumulative and non-exclusive of any other right or remedy available to the terminating party at law or in equity.

                                  ARTICLE VIII
                     TRANSACTIONS PRIOR TO THE CLOSING DATE

                  8.1 ACCESS TO INFORMATION AND RECORDS. Throughout the period prior to the Closing Date during normal business hours and upon reasonable advance notice, Seller shall give to Buyer and Buyer's employees, counsel, accountants and other consultants and representatives ("Buyer's Agents") full access to the Company's assets, books, contracts, commitments, and records for such purposes as Buyer deems appropriate and will furnish to Buyer or Buyer's Agents during such period all such information concerning the affairs of the Company as Buyer or Buyer's Agents may reasonably request. Buyer and Buyer's Agents shall hold in strict confidence all information so obtained from Seller, and, if the transactions herein provided for are not consummated as contemplated, Buyer and Buyer's Agents will return all such information and any documents prepared by Buyer or Buyer's Agents incorporating such information.

                  8.2 CONDUCT OF THE COMPANY'S BUSINESS PENDING THE CLOSING DATE. Seller hereby agrees that, prior to the Closing Date, it will:

                  (a) Prevent the Company from soliciting, negotiating, promising to issue, or issuing new insurance policies or contracts;

                  (b) Not terminate any Agent appointments without prior consent of Buyer;

                  (c) Maintain the Company's books, accounts, and records in the usual, regular and ordinary manner, on a basis consistent with prior years; endeavor to comply with all Laws and contractual obligations applicable to the Company and its business and assets; and perform the Company's obligations without default;

                  (d) Make or enter into no contract affecting the Company's assets;

                  (e) Make no renovation affecting the Company's assets that involves any substantial obligation on the part of the Company;

                  (f) Make no dividends, redemptions or other distributions on account of or in respect of the Company's capital stock; and

                  (g) Make no material change in the Company's statutory accounting procedures without first obtaining Buyer's consent to such change.

Seller agrees that it will enter into no transaction and will use its best efforts to prevent any event that would result in any of Seller's or the Company's representations and warranties contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction or event.

                  8.3 CONSENTS. The Parties agree that they shall cooperate with each other to obtain prior to the Closing Date (to the extent reasonably possible) all consents, assignments, and approvals as may be required, including those set forth in the Disclosure Schedules, in order to enable them to perform their obligations hereunder and to consummate the transactions contemplated hereby. Seller shall not be responsible for any fees or charges incurred in connection with Buyer obtaining such consents or approvals that must be obtained by Buyer. Buyer shall not be responsible for any fees or charges incurred in connection with Seller obtaining such consents or approvals that must be obtained by Seller.

                  8.4 UPDATE DISCLOSURE; BREACHES. From and after the date of this Agreement until the Closing Date, Seller or Buyer shall notify the other Party in writing of (a) the occurrence or non-occurrence of any event that would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any Material respect; (b) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by them pursuant to this Agreement in any Material respect; and (c) any other Material matter that may occur from and after the date of this Agreement, which, if existing on the date of this Agreement, would have been required to be described herein; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 8.4 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice. Such written notice shall be delivered within five (5) business days after the notifying Party obtains knowledge of such matter.

                                   ARTICLE IX
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

                  The obligation of Buyer to consummate its purchase of the Shares from Seller shall be subject to the satisfaction at or prior to the Closing Date of the conditions set forth below.

                  9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE. Seller shall have performed in all material respects its obligations under this Agreement required to be performed at or prior to the Closing Date (including, without limitation, its obligation to obtain the release of the Shares from any and all Liens), and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except as contemplated by this Agreement.

                  9.2 OFFICER'S CERTIFICATE. Buyer shall have received a Certificate from the President or other proper officer of Seller, dated as of the Closing Date, to the effect that Seller has, to the extent incumbent on it to do so, fulfilled the conditions specified in this Article IX. Such Certificate shall include a schedule containing an update of the information disclosed in the Disclosure Schedules to Article VI as of a date not more than three days prior to the Closing Date.

                  9.3 PROCEEDINGS AND INCUMBENCY. There shall have been delivered to Buyer from Seller a certificate in form and substance satisfactory to Buyer, dated as of the Closing Date, and signed on behalf of Seller, certifying as to (a) true copies of the Articles of Incorporation and Bylaws of the Company as in effect on such date; (b) true copies of all corporate action taken by Seller relative to this Agreement; and (c) the names, true signatures and incumbency of the officer or officers of Seller authorized to execute and deliver this Agreement or any other agreements, documents, certificates or instruments contemplated hereby.

                  9.4 RESIGNATION OF COMPANY'S DIRECTORS AND OFFICERS. Buyer shall have received the resignations, effective as of the Closing, of all the directors and officers of the Company.

                  9.5 ACTUAL OR THREATENED ACTIONS. There shall not be any actual or, in the opinion of Buyer, threatened action or proceeding by or before any Official Body that seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement or that might affect the right of Buyer to consummate its purchase of the Shares or to own the Shares after the Closing Date.

                  9.6 CONSENTS. Seller and Buyer shall have obtained such consents from all Persons and Official Bodies as are necessary to consummate the purchase contemplated hereunder.

                  9.7 NO NEW BUSINESS ACTIVITY. From September 30, 2000, through the Closing Date, the Company shall not have engaged in any new business activities.

                  9.8 COMPLIANCE WITH LAWS. Seller shall have complied with all applicable Laws, including, without limitation, the securing of the approval of all Official Bodies and the expiration of all waiting periods under such Laws.

                  9.9 REGULATORY APPROVAL. The New York Superintendent of Insurance shall have approved in writing Buyer's acquisition of the Shares or such transaction is deemed approved pursuant to New York Insurance Law ss. 1506, and such approval shall be in full force and effect without any appeal thereof having been filed by any person.

                  9.10 DELIVERY OF NOTICE TO DEPOSITORY INSTITUTIONS AND CUSTODIANS. Seller shall have caused an authorized officer of Company to have delivered to all depository institutions and custodians holding any of the Company's assets written notice of the transactions contemplated by this Agreement and the identity of the Company's post-Closing officers having authority from and after the Closing Date over the Company's assets and accounts, which such officers the Buyer will identify to the Seller not less than three (3) days prior to the Closing Date.

                                    ARTICLE X
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

                  The obligation of Seller to consummate its sale of the Shares to Buyer shall be subject to the satisfaction at or prior to the Closing Date of the conditions set forth below.

                  10.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except as contemplated by this Agreement.

                  10.2 OFFICER'S CERTIFICATE. Seller shall have received a Certificate from Buyer's President or other proper officer, dated as of the Closing Date, to the effect that Buyer has, to the extent incumbent on it to do so, fulfilled the conditions specified in this Article X.

                  10.3 PROCEEDINGS AND INCUMBENCY. There shall have been delivered to Seller from Buyer a certificate in form and substance satisfactory to Seller, dated as of the Closing Date, and signed on behalf of Buyer certifying as to (a) true copies of all corporate action taken by Buyer relative to this Agreement, and (b) the names, true signatures and incumbency of the officer or officers of Buyer authorized to execute and deliver this Agreement or any other agreements, documents, certificates or instruments contemplated hereby.

                  10.4 ACTUAL OR THREATENED ACTIONS. There shall not be any actual or, in the opinion of Seller, threatened action or proceeding by or before any Official Body that seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement or that might affect the right of Seller to consummate its sale of the Shares to Buyer.

                  10.5 CONSENTS. Seller and Buyer shall have obtained such consents from all Persons and Official Bodies as are necessary to consummate the purchase contemplated hereunder.

                  10.6 COMPLIANCE WITH LAWS. Buyer shall have complied with all applicable Laws, including, without limitation, the securing of the approval of all Official Bodies and the expiration of all waiting periods under such Laws.

                  10.7 REGULATORY APPROVAL. The New York Superintendent of Insurance shall have approved in writing Buyer's acquisition of the Shares or such transaction is deemed approved pursuant to New York Insurance Law ss. 1506, and such approval shall be in full force and effect without any appeal thereof having been filed by any person.

                                   ARTICLE XI
             NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

                  11.1 SURVIVAL OF REPRESENTATIONS, ETC. All representations, warranties, and agreements made by Seller and Buyer in this Agreement and the remedies of Buyer and Seller with respect thereto shall survive the Closing and remain in effect for a period of one year after the Closing Date; provided, however, that the representations and warranties set forth in Section 6.11 ("Tax Matters") shall survive and remain in full force and effect until the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation, or extension thereof). Neither the period of survival nor the liability of Seller or Buyer, as the case may be, shall be reduced by any investigation made at any time by or on behalf of such investigating Party. If written notice of a claim has been given prior to the expiration of the applicable representation, warranties, covenants, and agreements by one Party to the other Party, then the relevant representations, warranties, covenants, and agreements shall survive as such claim, until the claim has been finally resolved.

                  11.2 GENERAL INDEMNIFICATION BY SELLER. Seller shall defend, hold harmless, and indemnify Buyer, its Affiliates, and their respective directors, officers, employees and agents from and against all claims, actions, damages, liabilities, losses, or costs and expenses, including reasonable attorneys' fees, whether joint or several, to which Buyer, or its Affiliates become subject, insofar as such claims, actions, damages, liabilities, or losses arise out of or are based upon (a) any failure of Seller or any of its Affiliates to perform or observe any covenant, agreement, or duty under this Agreement; (b) any Material breach, individually or in the aggregate, by Seller or any of its Affiliates of the representations and warranties contained in this Agreement; or (c) any failure of Seller or any of its Affiliates to comply with applicable federal, state or local Laws regarding confidential health care information.

                  11.3 GENERAL INDEMNIFICATION BY BUYER. Buyer shall defend, hold harmless, and indemnify Seller, its Affiliates and their respective directors, officers, employees and agents from and against all claims, actions, damages, liabilities, losses, or costs and expenses, including reasonable attorneys' fees, whether joint or several, to which Seller or its Affiliates become subject, insofar as such claims, actions, damages, liabilities, or losses arise out of or are based upon (a) any failure of Buyer or any of its Affiliates to perform or observe any covenant, agreement, or duty under this Agreement; (b) any Material breach, individually or in the aggregate, by Buyer or any of its Affiliates of the representations and warranties contained in this Agreement; or
(c) any failure of

Buyer or any of its Affiliates to comply with applicable federal, state or local Laws regarding confidential health care information.

                  11.4 REPRESENTATION, COOPERATION, AND SETTLEMENT.

                  (a) The Party entitled to indemnification under this Article XI (the "Indemnified Party") agrees to give prompt written notice to the other Party (the "Indemnifying Party") of any claim against the Indemnified Party which might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in this Article XI, stating the nature, basis, and amount of the claim.

                  (b) Except as otherwise expressly provided herein, the Indemnifying Party shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding for which it is financially responsible under this Agreement. In the event any action, suit or proceeding is brought against the Indemnified Party with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in this
Article XI; however, the Indemnified Party shall have the right, without prejudice to the Indemnifying Party's rights under this Agreement, at the Indemnified Party's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnifying Party shall confer in connection with the defense of any such action, suit, or proceeding. The Indemnifying Party shall make available to the Indemnified Party and its counsel and accountants all books and records of the Indemnifying Party relating to such action, suit or proceeding, and the Parties agree to render to each other such reasonable assistance as may be requested in order to insure the proper and adequate defense of any such action, suit or proceeding; provided, however, that the Indemnifying Party shall not be obligated to make books and records available to the Indemnified Party: (i) to the extent that making such books and records available to the Indemnified Party would jeopardize a legal privilege relating to such books and records, or (ii) in any litigation or dispute settlement procedure between the Parties. The determination regarding whether a disclosure will or will not jeopardize a legal privilege shall be determined by the Indemnifying Party, and in the absence of bad faith or manifest error, such determination shall be deemed conclusively correct.

                  (c) The total indemnity obligations of either Party under this
Article XI shall in no event exceed the total Purchase Price.

                                   ARTICLE XII
                        PRE-CLOSING BUSINESS LIABILITIES

                  12.1 INDEMNIFICATION BY SELLER OF PRE-CLOSING BUSINESS LIABILITIES. Seller agrees to defend, indemnify, and hold harmless the Company and the Company's Affiliates, as well as their respective directors, officers, employees and agents from and against all claims, actions, damages, liabilities, losses, or costs and expenses (including attorneys' fees) arising out of or based upon (a) Pre-Closing Business, or (b) any claim made against the Company or the Buyer asserted by any person who was prior to Closing an officer or director of the Company and based upon alleged facts or circumstances existing prior to Closing, in either case (i) that exceed reserves, if any, on the Final Closing Balance Sheet and (ii) regardless of whether such claims, actions, damages, liabilities, losses, or costs and expenses arise or are incurred before, on, or after the Closing Date ("Pre-Closing Business Liabilities"). Seller's maximum indemnity obligations hereunder shall not exceed the total Purchase Price paid by Buyer.

                  12.2 NOTICE OF PRE-CLOSING BUSINESS LIABILITIES INDEMNITY. Buyer shall notify Seller of a claim for reimbursement of Pre-Closing Business Liabilities reasonably promptly after such liabilities are discovered, subject to the requirement that any such claims be submitted to Seller by July 31, 2004 and the indemnifiable event was asserted against the Company prior to July 1, 2004. With respect to claims for which notice is given to Seller within the above-stated time periods, the indemnification rights of Buyer and the indemnification obligations of Seller shall continue in effect until payment or other resolution of such claims, including the final resolution of any litigation threatened or pending for which notice of a claim was made.

                                  ARTICLE XIII
                              ADDITIONAL AGREEMENTS

                  13.1 PUBLIC ANNOUNCEMENTS. With respect to this Agreement and the transactions contemplated by it, prior to the Closing Date Buyer and Seller shall consult with one another before (a) issuing or permitting the Company to issue any press release , (b) otherwise making or permitting the Company to make any public statements, and (c) all notices to third parties. It is expressly understood, however, that Buyer, Seller, and their Affiliates are permitted to make such disclosures as are required by applicable Laws or to obtain any consent required to consummate this Agreement ("Required Disclosures"). If practicable, the Party making a Required Disclosure shall provide the other Party with an opportunity to review and comment upon it, but the content and timing of the Required Disclosure shall be determined by the Party subject to the Required Disclosure.

                  13.2 FURTHER ASSURANCES.

                  (a) After the Closing, each Party shall execute and deliver such documents and other papers and take such further actions as may be reasonably required, and not otherwise inconsistent with any other provisions of this Agreement, to carry out the provisions hereof and to give effect to the transactions contemplated hereby.

                  (b) If, in order to properly prepare documents required to be filed with any Official Body, it is necessary that a Party or any of its successors be furnished with information relating to the Company that is in the possession of the other Party, the Party possessing such information agrees to use commercially reasonable efforts to furnish such information to the requesting Party at the requesting Party's cost.

                  13.3 INTRA-COMPANY ARRANGEMENTS. Seller shall cause to be terminated, on or before the Closing Date, each and every agreement, instrument, or other arrangement between the Company and Seller or any of Seller's affiliates, including without limitation any tax sharing agreements, without obligation of or to the Company extending beyond the Closing Date regardless of whether an action or event that would have given rise to any obligation of or to the Company occurred prior to, contemporaneously with or after termination of such agreement, instrument, or other arrangement.

                  13.4 TAX MATTERS.

                  (a) Seller will include the income of the Company (including any deferred income triggered into income by Reg. ss.1.1502-13 and any excess loss accounts taken into income under Reg. ss.1.1502-19) on the Seller's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The Company will furnish Tax information to Seller for inclusion in its federal consolidated income Tax Return for the period which includes the Closing Date in accordance with the Company's past custom and practice. The income of the Company will be apportioned to the period up to and including the Closing Date based on the actual income or loss shown on the Company's books and records for the period up to the Closing Date, and all other income of the Company shall be apportioned to the period after the Closing Date.

                  (b) Seller agrees to indemnify Buyer from and against any Taxes Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company under Reg. ss. 1.1502-6 for Taxes of any Person other than the Company who was a member of the affiliated group (as defined in the Code) of which Seller and the Company were members.

                  (c) Seller shall be responsible for all personal property taxes, franchise taxes, or any other taxes (other than federal income tax) owed by the Company and attributable to the year in which Closing occurs based upon the number of days during the taxable period that the Company was owned by Seller, but only to the extent that a reserve or liability for such taxes was not established on the Final Closing Balance Sheet.

                  (d) Buyer shall notify Seller and Seller shall notify Buyer, as the case may be, as expeditiously as possible of any potential Tax liability that could give rise to liability to Seller or to Buyer, as the case may be, under this Agreement. Seller, at its sole expense, shall have the exclusive authority to represent the Company before any taxing authority or any court regarding any Taxes that may give rise to liability on the part of Seller under this Agreement.

                  (e) Except as specifically contemplated in this Section 13.4, Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of tax deficiency or other adjustment of Taxes of, or relating to, the Company with respect to any Post-Closing Tax Periods; PROVIDED, HOWEVER, that with respect to any audit or examination by any taxing authority that might affect the Tax consequences of the operations of the Company for any period ending on or prior to the Closing Date, Buyer shall notify Seller thereof, keep Seller reasonably informed and shall not agree to or reject any proposed settlement, adjustment or compromise without Seller's consent, which shall not be unreasonably withheld or delayed.

                  (f) Seller and Buyer shall: (i) each provide the other, and Buyer shall cause the Company to provide Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to the liability of the Company for Taxes; (ii) each retain and provide the other, and Buyer shall cause the Company to retain and provide Seller, with any records or other information which may be relevant to such return, audit, examination or proceeding; (iii) each provide the other with any final determination of any such audit, examination or proceeding that affects any Tax liability for which the other party has responsibility as provided herein; and (iv) execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 13.4. Seller and Buyer shall use their respective best efforts to retain all Tax relevant documents in their possession or control pertaining to the business of the Company conducted prior to the Closing for the greater of
(A) two (2) years after the expiration of the statute of limitations for all of the Tax Returns or reports filed for the Company for all periods ending on or before the Closing Date, (B) six (6) years after the date of such documents, or
(C) six (6) years after the Closing Date. Buyer shall not extend the statute of limitations for the assessment of any Tax for which Seller may be required to indemnify Buyer without Seller's permission. Such permission shall not be unreasonably denied by Seller.

                  13.5 OFFICE SPACE AND COMPANY'S RECORDS. Seller agrees to store Company's required records in compliance with the New York State Insurance Department's rules and regulations at Seller's offices located at 116 John Street, New York, New York for a period of up to nine months following the Closing Date without charge to Buyer or Company. The Parties acknowledge that the foregoing does not constitute a sublease or license but merely a service which Seller has agreed to render, and that if Seller receives notice of any violation of the terms of its lease for space at that address (the "Lease") because of the arrangement contemplated hereby, Company will cooperate with Seller to cure any alleged default under the Lease.

                  The Parties agree and acknowledge that Seller and Buyer may enter into an agreement for space and services extending beyond such nine month period after the date of this Agreement, any such agreement to be in accordance with the terms of Seller's then existing Lease.

                  13.6 SELLER'S RIGHT, TITLE AND INTEREST IN CERTAIN ASSETS AFTER CLOSING. The Seller shall retain any and all of the right, title and interest of the Company, and/or its current or former subsidiaries, with respect to each of the following, none of which shall be included on the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet:

         (a) All federal, state and/or local tax refunds or credits provided by any governmental body or any person acting on behalf of such governmental body for periods ending on or before the Closing Date, whether or not such refunds or credits are received or determined to be due prior to the Closing Date.

         (b) All refunds or credits provided by any insurance regulatory authority including, but not limited to Section 332 refunds due by the New York State Department of Insurance, for periods ending on or before the Closing Date, whether or not such refunds or credits are received or determined to be due prior to the Closing Date.

         (c) All claim recoveries related to the insurance business written by the Company prior to the Closing Date.

         (d) Any recovery in any form received by the Company after Closing from the action titled AMERICAN ACCIDENT & HEALTH INSURANCE CO. V. HERBERT L. JAMISON & CO., (Index No. 23296/90), Supreme Court of New York, County of Nassau.

         13.7 BUYER'S CONTINUING RESPONSIBILITY. The Buyer shall, within ten
(10) business days of receipt of any correspondence, notices, requests, demands and/or written communications with regard to any matters set forth in Section
13.6 of this Agreement and any correspondence, notice, request, demand and/or written communication related to the Pre-Closing Business or the third party administration business performed by the Company or any prior affiliate of the Company prior to the Closing Date, deliver to Seller such correspondence, notices, requests, demands and/or written communications. The Buyer also shall deliver any and all such refunds, credits or other amounts received by the Buyer or by the Company related to those matters set forth in Section 13.6 of this Agreement, to Seller within ten (10) business days of receipt by the Buyer and/or the Company. Notwithstanding any provisions of this Agreement to the contrary, the obligations of the Buyer pursuant to this Section 13.7 shall continue until the final resolution of the matters referred to in Section 13.6.

                                   ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

                  14.1 WAIVERS AND AMENDMENT.

                  (a) Either Party may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other Party; (ii) waive any inaccuracies in the representations or warranties of the other Party contained in this Agreement; (iii) waive compliance with any of the covenants of the other Party contained in this Agreement; and (iv) waive or modify performance of any of the obligations of the other Party.

                  (b) This Agreement may be amended, modified, or supplemented only by a written instrument executed by the Parties. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein. The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  14.2 OCCURRENCE OF CONDITIONS PRECEDENT. The Parties agree to use their best efforts to cause all conditions precedent to their obligations under this Agreement to be satisfied.

                  14.3 NOTICES. All notices, requests, claims, demands, and other communications that are required or may be given under this Agreement shall be in writing and given (and shall be deemed to have been duly received, if so given) by personal delivery, telegram, telecopy, or telex, or by registered or certified mail, return receipt requested, postage prepaid, to the Parties at the following addresses:

         If to Buyer:                   Delta Dental Plan of Indiana, Inc.
                                        4100 Okemos Road
                                        Okemos, MI  48864
                                        Attention: Linda Mullins, Esq.

         with a copy to:                Baker & Daniels
                                        300 North Meridian Street, Suite 2700
                                        Indianapolis, IN  46204
                                        Attention:  Kevin P. Griffith, Esq.

         If to Seller:                  Arista Investors Corp.
                                        116 John Street
                                        New York. NY 10038
                                        Attention:  Stanley Mandel, President

         with a copy to:                Morrison, Cohen, Singer & Weinstein, LLP
                                        750 Lexington Avenue
                                        Floor 8
                                        New York, NY 10022
                                        Attention: Michael Reiner, Esq.

or to such other address as a Party shall have specified by written notice to the other.

                  14.4 INCORPORATION OF DISCLOSURE SCHEDULES; ENTIRE AGREEMENT. The Disclosure Schedules attached hereto are an integral part of this Agreement and are incorporated herein by this reference and the specific references thereto contained herein. This Agreement supersedes all prior discussions and agreements among the Parties with respect to the subject matter of this Agreement, and this Agreement, including the Disclosure Schedules and certificates attached hereto and to be delivered in connection herewith, constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof.

                  14.5 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and be binding upon the Parties and their successors. Nothing in this Agreement, expressed or implied, is intended to confer on any other person, other than the Parties or their successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  14.6 NON-ASSIGNABILITY. This Agreement and any rights pursuant to it shall not be assignable by either Party without the prior written consent of the other; provided, however, that Buyer may assign its rights and delegate its duties hereunder to any affiliate of Buyer, except for (a) its obligation to pay the Purchase Price to the extent such Purchase Price is not paid by Buyer's assignee and (b) its indemnity obligations under Article XI hereof. Such assignee shall thereafter be the "Buyer" for all purposes under this Agreement and the transactions contemplated hereby. Any assignment in violation hereof shall be null and void and of no force or effect.

                  14.7 APPLICABLE LAW. This Agreement and the legal relations between the Parties shall be governed by and in accordance with the internal laws of Indiana.

                  14.8 SEVERABILITY. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and the Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

                  14.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  14.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  14.11 OTHER SELLER DELIVERABLES AT CLOSING. In addition to the Seller deliverables at Closing identified elsewhere in this Agreement, at Closing, Seller shall deliver, or cause the Company to deliver, to a representative of the Company designated by the Buyer physical custody and control of all the Company's books, records and assets not being held on deposit in any state under the insurance laws of the state. In connection with any of the Company's assets being held on deposit in any state under the insurance laws of the state, Seller shall deliver to Buyer evidence of the Company's ownership of the deposit.

                  14.12 THE COMPANY'S PLAN OF COMPLETE LIQUIDATION. The Company has adopted a plan of complete liquidation pursuant to Section 332 of the Code in the form attached hereto as Exhibit A, which such plan does not and will not adversely impact the Company's corporate existence or its New York Certificate of Authority. Pursuant to such plan, the Company has distributed all of its assets to the Seller during calendar year 1999, except for its corporate charter, its New York Certificate of Authority and sufficient assets to meet the state law minimum capital and surplus requirements ("Retained Assets"), and the Seller has assumed all of the liabilities of the Company. The Seller has treated the Retained Assets as distributed to the Company in a final liquidating distribution and then contributed by the Seller to the capital of a new corporation, which is treated for Federal income tax purposes as a new corporation, for which it has obtained a new employer identification number.

                  14.13 CODE SECTION 338 ELECTION. Seller and Buyer shall take all actions necessary and appropriate (including timely filing such forms, tax returns, elections, schedules and other documents as may be required), at each party's cost and expense, to effect and preserve a timely Section 338(h)(10) election in accordance with the requirements of Section 338 of the Internal Revenue Code of 1986 (and any corresponding elections under state or local tax law) (collectively, the "Section 338(h)(10) Elections"). Seller shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Elections and shall provide Buyer with copies thereof for its review prior to the Closing Date. Buyer and Seller shall cooperate fully with each other and make available to each other such tax data and other information as may be reasonably required by Buyer or Seller in order to timely file the Section 338(h)(10) Elections and any other required statements or schedules. Seller will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Elections on its tax returns to the extent required by applicable law. Seller shall also pay any tax attributable to the making of the Section 338(h)(10) Elections and will indemnify Buyer and Company and will hold Buyer and Company harmless from and against any adverse consequences arising out of any failure to pay such tax.

                  14.14 COMPANY'S NAME. Buyer has no intention to cause the Company to conduct business following the Closing Date under the name Arista Insurance Company, and Buyer shall cause the Company to file with the New York Department of Insurance any documents necessary to change the legal name of the Company from "Arista Insurance Company" as soon as reasonably practicable after the Closing Date, but in no event later than 90 days after Closing. Buyer shall thereafter continue to pursue diligently the name change.

                  14.15 LIMITATION OF LIABILITY.

                  (a) In no event shall either party be liable to the other for any incidental, indirect, special, consequential or punitive damages.

                  (b) Notwithstanding any provision of this Agreement to the contrary, except for Seller's liability for Taxes pursuant to the indemnification in Section 13.4(b), Seller's total aggregate liability individually and collectively for any and/or all of the following, (i) any indemnification by Seller under this Agreement, including, without limitation, the indemnifications provided for in Sections 6.24, 11.4(c) and 12.1 and (ii) any other claim, action or proceeding, whether in tort, contract, strict liability or any other legal theory and whether at law or in equity, known or unknown, shall not exceed in the aggregate the Purchase Price.

                  IN WITNESS WHEREOF, the Parties have executed this Agreement under their respective hands and seals as of the day and year first written above.

                                       DELTA DENTAL PLAN OF INDIANA, INC.

                                       /s/ Mack B. Solomon, Jr.
                                       -----------------------------------------
                                       Mack B. Solomon, Jr., Treasurer


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

                                       ARISTA INVESTORS CORP.

                                       /s/ Stanley Mandel
                                       ---------------------------------
                                       Stanley Mandel, President


                                       30